Contacts: Kite Realty Group Trust Dan Sink Chief Financial Officer (317) 577-5609 dsink@kiterealty.com	Kite Realty Group Trust Adam Chavers Director of Investor Relations (317) 713-5684 achavers@kiterealty.com

Kite Realty Group Trust Names John A. Kite Chairman of the Board

Alvin E. Kite, Jr. Retires as Chairman, to Become Chairman Emeritus

Thomas K. McGowan Appointed President

Indianapolis, Ind., December 4, 2008 – Kite Realty Group Trust (NYSE: KRG) (the “Company”) announced today that Alvin E. Kite, Jr. has retired as Chairman of the Board of Trustees and John A. Kite, the Company’s President and Chief Executive Officer and a member of the Board of Trustees, will assume the role of Chairman and Chief Executive Officer, effective immediately. In connection with John Kite becoming Chairman and Chief Executive Officer, the Board of Trustees has appointed Thomas K. McGowan, previously the Company’s Senior Executive Vice President and Chief Operating Officer, as President and Chief Operating Officer. The Board of Trustees has designated Alvin Kite as Chairman Emeritus of the Company, and at the Board’s request, he has agreed to continue to be available to advise the Board and senior management from time to time.

Alvin Kite was the founder and chairman of the Company’s predecessor company and other affiliated companies, and has served as Chairman of the Board of Trustees since the Company’s initial public offering in August 2004. He was instrumental in the growth of a company that began as an interior construction company in 1960 and today is a full-service real estate company with over $1 billion of assets. A former fighter pilot, Mr. Kite is a recognized leader in the Indianapolis business community, and has been active in numerous Indianapolis-based charitable organizations.

“We are grateful for Al’s tremendous contributions to the Company over the years. Al was instrumental in founding and guiding the Company from its inception and in building the Company’s strong foundation and respect within the industry,” said William E. Bindley, the Company’s lead independent trustee. “We have benefited greatly from his knowledge, experience and leadership, and look forward to continuing to benefit from his counsel as Chairman Emeritus in the years ahead.”

Alvin Kite commented, “I am confident that the Company will continue to prosper under John’s direction and that his continued leadership, together with the strength and depth of our management team, will provide the direction, support and continuity to drive the Company’s future success. I look forward to my continued involvement with the Company as Chairman Emeritus.”

John Kite, Chief Executive Officer of Kite Realty Group stated, “Having had the opportunity to work with and learn from Al has been a tremendous experience. Our management team and entire organization are indebted to Al for passing on his values, principles and passion that guide our organization. I look forward to continuing to work with Tom McGowan in his new role as President and Chief Operating Officer. Tom has played a key role in our company as Chief Operating Officer and has a tremendous understanding of our business. The Board and I have the utmost confidence that Tom, together with the rest of our management team, will continue to assist me in executing our plans and strategies in the years to come.”

John A. Kite has served as a trustee since the Company’s formation in March 2004 and as Chief Executive Officer and President since its initial public offering in August 2004. Prior to the initial public offering, he served as President and Chief Executive Officer of Kite Companies since 1997.

Thomas K. McGowan has been the Company’s Senior Executive Vice President and Chief Operating Officer since 2007. Previously, he was Executive Vice President and Chief Operating Officer since the Company’s initial public offering in August 2004. Mr. McGowan also had been Executive Vice President and one of the partners of Kite Companies since 1995.

About Kite Realty Group Trust

Kite Realty Group Trust is a full-service, vertically integrated real estate investment trust engaged primarily on the development, construction, acquisition, ownership and operation of high quality neighborhood and community shopping centers in selected growth markets in the United States. The Company owns interests in a portfolio of operating retail properties, retail properties under development and redevelopment, operating commercial properties, a related parking garage, and parcels of land that may be used for future development of retail or commercial properties.

Safe Harbor

Certain statements in this document that are not historical fact may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause the actual results of the Company to differ materially from historical results or from any results expressed or implied by such forward-looking statements, including without limitation: national and local economic, business, real estate and other market conditions; the ability of tenants to pay rent; the competitive environment in which the Company operates; financing risks, including access to capital at desirable terms; property management risks; the level and volatility of interest rates; financial stability of tenants; the Company’s ability to maintain its status as a REIT for federal income tax purposes; acquisition, disposition, development and joint venture risks; potential environmental and other liabilities; and other factors affecting the real estate industry generally. The Company refers you to the documents filed by the Company from time to time with the Securities and Exchange Commission, which discusses these and other factors that could adversely affect the Company's results. The Company undertakes no obligation to publicly update or revise these forward-looking statements (including the FFO and net income estimates), whether as a result of new information, future events or otherwise.